Exhibit 99(n)(2)

Report of Independent Registered Public Accounting Firm on Supplemental Information

To the Shareholders and Board of Directors

T. Rowe Price OHA Select Private Credit Fund:

We have audited and reported separately herein on the financial statements of T. Rowe Price OHA Select Private Credit Fund (the Company) as of December 31, 2022 and for the period from November 14, 2022 (commencement of operations) to December 31, 2022. We have not performed any procedures with respect to the audited financial statements subsequent to March 16, 2023.

The senior securities table included in the Form N-2, under the caption “Senior Securities” (the “Senior Securities Table”) has been subjected to audit procedures performed in conjunction with the audit of the Company’s financial statements. The Senior Securities Table is the responsibility of the Company’s management. Our audit procedures included determining whether the Senior Securities Table reconciles to the financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Senior Securities Table. In forming our opinion on the Senior Securities Table, we evaluated whether the Senior Securities Table, including its form and content, is presented in conformity with the instructions to Form N-2. In our opinion, the Senior Securities Table is fairly stated, in all material respects, in relation to the financial statements as a whole.

Fort Worth, Texas
March 31, 2023